STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
Delivered 01:48 PM 05/25/2004
FILED 01:48 PM 05/25/2004
SRV 040386327 – 0896898

Exhibit 4.2

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND
RIGHTS OF SERIES D CONVERTIBLE PREFERRED STOCK
OF
NEW CENTURY COMPANIES, INC.

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

The undersigned, being the duly elected Chief Executive Officer and Secretary of New Century Companies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware in accordance with the provisions of Section 103 thereof (the “Corporation”), DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, the Board of Directors has duly adopted the following recitals and resolutions:

“WHEREAS, the Certificate of Incorporation of this corporation, as amended, provides for a class of shares known as Preferred Stock, par value $1.00 per share, of the Corporation (the ‘Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

WHEREAS, the Board of Directors of this corporation desires, pursuant to its authority, to determine and fix the rights, preferences, privileges and restrictions relating to this series of Preferred Stock and the number of shares constituting and the designation of such series;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

i.           Designation.  This series of Preferred Stock shall be designated “Series D Preferred Stock”.

j.           Number.  The number of shares constituting the Series D Preferred Stock shall be 75,000.  None of the Series D Preferred Stock have been issued.

k.           Dividends.  Commencing on the date of issuance (the “Issuance Date”), each issued and outstanding share of Series D Preferred Stock shall entitle the holder of record thereof to receive, out of any funds legally available therefore, dividends in preference to the holders of Common Stock, par value $0.10 per share (the “Common Stock”), of the Corporation, and any other junior stock, until conversion, at the rate (the “Dividend Rate”) of $1.25 per annum per share of Series D Preferred Stock, subject to adjustment in each case as hereinafter Set forth, payable semi-annually on each July 15 and January 15 (the “Dividend Payment Date”), to holders of record on June 30 and December 31 (“Dividend Record Date”). Dividends shall accrue from the Issuance Date and shall accrue from day to day. Dividends shall be paid on the Series D Preferred Stock, whether or not declared by the Board of Directors, out of funds legally available therefore. Dividends shall be cumulative so that, if such dividends in respect of any previous or current semi-annual period, at the annual rate specified above (subject to adjustment as herein provided), shall not have been paid and a sum sufficient for payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall he paid on or set apart for any equity securities of the Corporation which is junior to the Series D Preferred Stock.  Any accumulation of dividends on the Series D Preferred Stock shall not bear interest.  Unless full cumulative dividends on the Series D Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: (i) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any equity security of the Corporation which is junior to the Series D Preferred Stock, and (ii) no shares of any equity security which are junior to the Series D Preferred Stock of the Corporation shall be purchased, redeemed, or acquired by the Corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof.  If any dividend previously due on the Series D Preferred Stock has not been paid in full, then no dividends shall be paid or declared upon any shares of any class or series of stock of the Corporation ranking on a parity with the Series D Preferred Stock in the payment of dividends for any period unless a like proportionate dividend for the current period, ratably in proportion to the respective annual dividend rates fixed thereupon, shall be paid upon or declared for the Series D Preferred Stock then issued and outstanding. in the event of a split or subdivision of the outstanding shares of Series D Preferred Stock, or the combination or the outstanding shares of Series D Preferred Stock, as the case may be, the dividends provided for herein shall automatically and without any further action be decreased, in the case of a split or subdivision, or increased, in the case of a combination, in proportion to the increase or decrease in the number of shares of Series D Preferred Stock outstanding immediately before such split, subdivision or combination.

l.           Liquidation Preference.

(i)           In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series D Preferred Stock shall each be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any class or series of shares except any class or series of shares which is entitled to priority over the Series D Preferred Stock, by reason of their ownership thereof, a liquidation preference (the “Liquidation Preference”) in the amount of $25.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares).  If upon the occurrence of such event, the remaining assets and funds thus distributed (after taking into account any payment to any class or series of shares having priority over or parity with the Series D Preferred Stock) among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the shares of Series D Preferred Stock then held by them.

(ii)           For purposes of this Section (d), (A) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (B) a sale of alt or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series D Preferred Stock and Common Stock to receive at the closing in cash, securities or other property (valued as provided in Section (d)(iii) below) amounts as specified in Section (d)(i) above.

(iii)           Whenever the distribution provided for in this Section (d) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

m.           Voting Rights.

Except as otherwise expressly provided by law or this Certificate of Designation, the holders of the Series D Preferred shall have no voting rights.  Notwithstanding the foregoing, so long as any shares of the Series D Preferred Stock remain outstanding, the consent of two-thirds of the holders of the then outstanding Series D Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Certificate of Designation, or the Certificate of Incorporation of the Company, as amended, in a manner which would alter or change the powers, preferences, rights, privileges, restrictions and conditions of the Series D Preferred Stock so as to adversely affect the Series D Preferred Stock.  Each share of the Series D Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series D Preferred Stock, as set forth above.

n.           Conversion.  The holders of the Series D Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(i)           Right to Convert.  Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time, at the office of the Corporation or any transfer agent for such stock, into 50 fully paid and nonassessable shares of Common Stock on and subject to the terms and conditions hereinafter set forth.  The conversion rate in effect at any time herein is hereinafter referred to as the “Conversion Rate”.

(ii)           Automatic Conversion.  Each share of Series D Preferred Stock then outstanding shall, by virtue of such conditions and without any action on the part of the holder thereof, be deemed automatically converted into that number of Common Stock into which the Series I) Preferred Stock would then be converted at the then effective Conversion Rate as of the date that a registration statement covering the shares of Common Stock issuable upon conversion of the Series D Preferred Stock has been declared effective by the Securities and Exchange Commission.

(iii)           Mechanics of Conversion.  Before any holder of Series D Preferred Stock shall be entitled to receive certificates for shares of Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series I) Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.  Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificate or certificates representing the Series D Preferred Stock from any holder therefore, and (if lost, stolen or destroyed) of indemnity reasonably satisfactory to the Corporation, and (if mutilated) upon surrender and cancellation of the certificate or certificates, each such holder shall be entitled to convert the Series D Preferred Stock held by such holder into Common Stock in the manner as aforesaid.

(iv)           Adjustments to Conversion Rate for Combinations or Subdivisions of Common Stock.  In the event that this Corporation at any time or from time to time after the original issue date of the Series D Preferred Stock shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Rate in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(v)           Adjustment for Reclassification and Reorganization.  If the Common Stock issuable upon conversion of the Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section (f)(iv) above or a merger or other reorganization referred to in Section (d)(ii) above), the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series D Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series D Preferred Stock immediately before that change.

(vi)           Adjustments to Conversion Rate for Diluting Issues:

(a)           Special Definitions.  For purposes of this subsection (vi), the following definitions shall apply:

(A)           “Option” shall mean any right, option, or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding (1) options described in clause (vi)(i)(D)(IV) below and (2) any warrant issued in connection with the establishment of credit facilities for the Corporation.

(B)           “Original Issue Date” shall mean the date on which a share of Series D Preferred Stock was first issued.

(C)           “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(D)           “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to clause (vi)(c) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(I)           upon conversion of any Convertible Securities outstanding on the Original Issue Date, or upon exercise of any Options outstanding on the Original Issue Date;

(II)           as a dividend or distribution on shares of Series D Preferred Stock;

(III)           by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by subsections (iv) or(v) above;

(IV)           upon exercise of options to acquire Common Stock granted pursuant to the Company’s Employee Stock Option Plan (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting shares of Common Stock) or granted in connection with the establishment of credit facilities for the Corporation; and

(V)           to holders of Series D Preferred Stock upon conversion of such Preferred Stock pursuant to the terms hereof.

(b)           No Adjustment of Conversion Rate.  No adjustment in the number of shares of Common Stock into which the shares of Series D Preferred Stock is convertible shall be made with respect to such series, by adjustment in the applicable Conversion Rate thereof, by reason of issuance or deemed issuance of Additional Shares: (a) unless the consideration per share (determined pursuant to clause (vi)(e)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Rate in effect on the date of, and immediately prior to, the issuance of such Additional Shares.

(c)           Issue of Securities Deemed Issue of Additional Shares of Common Stock.  If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and/or Options therefore, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to clause (vi)(e)) of such Additional Shares of Common Stock would be less than the applicable Conversion Rate with respect to the Series D Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued, then with respect to the Conversion Rate applicable to the Series D Preferred Stock:

(A)           No further adjustment in such Conversion Rate shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)           If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Conversion Rate computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C)           Upon the expiration or termination of any unexercised Option, such Conversion Rate shall be readjusted to such amount as would have obtained had the adjustment made upon the granting or issuance of such Option been made based upon the issuance of only the number of shares of Common Stock actually issued on exercise of such Option;

(D)           In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion, or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, such Conversion Rate then in effect shall forthwith be readjusted to such Conversion Rate as would have obtained had the adjustment that was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

(E)           No readjustment pursuant to clause (B) or (D) above shall have the effect of increasing such Conversion Rate to an amount that exceeds the lower of (I) such Conversion Rate on the original adjustment date or (ii) the Conversion Rate that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

In the event the Corporation, after the Original Issue Date, amends the terms of any Options or Convertible Securities (whether such Options or Convertible, Securities were outstanding on the Original Issue Date or were issued after the Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Original issue Date and the provisions of this clause (vi)(c) shall apply.

(d)           Adjustment of Conversion Rate Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to clause (vi)(c) above, but excluding shares issued as a stock split or combination as provided in clause (iv) above or as provided in clause (v) above), without consideration or for a consideration per share less than the Conversion Rate applicable to Series D Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Rate shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Rate by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock that the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Rate; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this clause (vi)(d), all shares of Common Stock issuable upon exercise or conversion of Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding Options and Convertible Securities shall not give effect to any adjustments to the Conversion Rate or conversion rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

(e)           Determination of Consideration.  For purposes of this clause (vi), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)           Cash and Property:  Such consideration shall:

(I)           insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III)           in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B)           Options and Convertible Securities: The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to clause (vi)(c) above, relating to Options and Convertible Securities, shall be determined by dividing

(x)           the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, “the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vii)           No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of the provisions of this Section (f) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment.

(viii)                      Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment of any Conversion Rate pursuant to this Section (f), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Preferred Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustments and readjustments, (B) the Conversion Rate for the Series D Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series D Preferred Stock,

(ix)           Notices of Record Date.  In the event that the Corporation shall propose at any time (A) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock, or (B) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series D Preferred Stock:

(x)           at least twenty (20) days’ prior written notice of the date on which a record shall be taken for determining rights to vote, if any, in respect of the matters referred to in (A) and (B) above;

(y)           in the case of the matters referred to in (A) and (B) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(x)           Issue Taxes.  The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series D Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(xi)           Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation.

(xii)           Fractional Shares.  No fractional share shall he issued upon the conversion of any share or shares of Series D Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series D Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(xiii)                      Notices.  Any notice required by the provisions of this Section (f) to be given to the holders of shares of Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing in the records of the Corporation.

o.           Rank.

The Series D Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, on a party with all outstanding series of the Corporation’s Preferred Stock and prior and superior to any other class of the Corporation’s securities, including the Common Stock,

RESOLVED FURTHER, that the Chief Executive Officer or any Vice President, and the Secretary or the Chief Financial Officer of this corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of this corporation, to execute, verify and file a certificate of determination of preferences with respect to the Series D Preferred Stock in accordance with Delaware law; and

RESOLVED FURTHER, that any officer of this corporation, acting alone, be, and hereby is, authorized, empowered and directed, for and on behalf of this corporation, to execute any and all further documents or instruments and to take any further actions as may be necessary, proper or advisable in order to effectuate the intent and purposes of the foregoing resolutions.”

The undersigned further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate of Designation of Preferences and Rights are true and correct of our own knowledge.

DATED: April 2, 2004	/s/ David Duquette David Duquette, President and Chief Executive Office
/s/ Josef Czikmantori Josef Czikmantori, Secretary

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